March 26, 2015

Michael Clampitt, Esq.

Senior Counsel

Division of Corporation Finance

Securities and Exchange Commission

Washington, D.C. 20549

Re:	IBERIABANK Corporation

Registration Statement on Form S-4

Filed February 13, 2015

File No. 333-202106

Form 10-K for the Fiscal Year Ended December 31, 2014

Filed March 2, 2015

File No. 000-25756

Dear Mr. Clampitt:

This letter acknowledges, that, in responding to the Staff’s letter of comments with respect to the above-captioned filings dated March 12, 2015:

•	IBERIABANK Corporation (the “Company”) is responsible for the adequacy and accuracy of the disclosure in the filings;

•	Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filings, and

•	The Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

/s/ John R. Davis
John R. Davis Senior Executive Vice President